Exhibit 99.1

NGL Energy Partners LP Announces Increase in Adjusted EBITDA Guidance, Indebtedness at December 31, 2022 and Appointment of New Chief Financial Officer

NGL Energy Partners LP (NYSE: NGL) (“the “Partnership” or “NGL”) announced an increase to its Fiscal 2023 Adjusted EBITDA guidance today. The Partnership has increased its Adjusted EBITDA guidance for the current fiscal year from greater than $600 million to greater than $630 million. Of this amount, more than $430 million is expected to be generated from the Partnership’s Water Solutions segment. Additionally, the Partnership disclosed that it has reduced debt balances by approximately $227 million during its third fiscal quarter and has a total debt balance of $3.258 billion as of December 31, 2022.

“We are excited to update our Fiscal 2023 Adjusted EBITDA guidance to greater than $630 million as we continue to see increases in water volumes processed in the Delaware Basin as well as other cash flow positive developments. We have eagerly anticipated this growth and are pleased to see years of hard work resulting in improved performance,” stated CEO Mike Krimbill. “As we increase Adjusted EBITDA and reduce indebtedness, we continue to de-lever.”

In addition, NGL today announces that Brad Cooper will be promoted to Executive Vice President and Chief Financial Officer effective January 13, 2023. Mr. Cooper joined the Partnership in June 2021 as the Partnership’s Senior Vice President of Administration and Risk Management. Mr. Cooper has over 20 years of experience in the energy space working for public companies with experience across upstream, midstream and downstream sectors. Most recently prior to joining the Partnership, Mr. Cooper spent 10 years with WPX Energy where he was Vice President of Finance and Treasurer. Prior to WPX Energy, he was at The Williams Companies where he held various corporate finance and risk management leadership roles.

Linda Bridges has announced that she will be resigning from her position with the Partnership as Chief Financial Officer effective January 13, 2023 to pursue other interests. “Linda has been a significant contributor to the Partnership since she joined us in June 2016. Through her leadership, we are in a great position to accelerate the repayment of the 2023 Notes and reduce total leverage as we approach our fiscal year end on March 31, 2023. We sincerely thank Linda,” stated Mr. Krimbill.

The expectations set forth herein are preliminary in nature and remain subject to completion of quarter-end processes and accounting procedures and are therefore subject to change.

Forward-Looking Statements
This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or net realizable value adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP
NGL Energy Partners LP, a Delaware limited partnership, is a diversified midstream energy company that transports, stores, markets and provides other logistics services for crude oil, natural gas liquids and other products and transports, treats and disposes of produced water generated as part of the oil and natural gas production process. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
H. Michael Krimbill, 918-481-1119
Chief Executive Officer
Michael.Krimbill@nglep.com

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